Exhibit 99.1

Ultralife Corporation Receives $21 Million SATCOM-On-The-Move System Orders

NEWARK, N.Y.--(BUSINESS WIRE)--May 14, 2010--Ultralife Corporation (NASDAQ: ULBI) has received orders valued at approximately $21 million for its SATCOM-On-The-Move systems from a U.S. defense contractor for use in MRAP armored vehicles. Deliveries are expected to begin this quarter and be completed in the fourth quarter of 2010.

“As one of the preferred vendors for critical defense communications systems, we are well positioned to benefit from ongoing demand by the U.S. military for SATCOM systems for use in various military vehicle programs. Because of this standing, our battle-tested, radio independent SATCOM systems have been once again selected for use in MRAP vehicles," said John D. Kavazanjian, president and chief executive officer. “These orders were not contemplated in our base line revenue plan for 2010 which called for revenue of $177 million. We will provide investors with an update on our outlook for 2010 operating profit and Adjusted EBITDA in our second quarter earnings call.”

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, operates within three business segments: Battery & Energy Products, Communications Systems and Energy Services, and serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research, RedBlack Communications and AMTI. Ultralife’s operations are in North America, Europe and Asia. For more information on Ultralife, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Ultralife Corporation
Philip Fain, 315-332-7100
pfain@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com